January 28, 2010

To:  Andre Levasseur

We are pleased to tell you that we are increasing your salary.  The increase will be effective February 1, 2010 and you will see it reflected on your pay as of February 19, 2010.  To summarize:

Your current annual salary is:                                                                           $239,200
Your new annual salary will be:                                                                        $275,000

In addition, you will continue to be eligible for participation in the Zarlink Bonus Plan at target of 50% of base salary providing you a total target cash of $412,500.

Congratulations!  We look forward to your continued contributions to Zarlink’s success.  If you need any further information, please contact Eileen Speirs or myself.  We’ll be happy to answer your questions.

Sincerely,

/s/ Kirk Mandy                     /s/ Eileen Speirs
     Kirk Mandy                                                                                                      Eileen Speirs